TWL Corporation Elected Phyllis Farragut to Board of Directors

Carrollton, TX (August 3, 2007) – TWL Corporation (TWLP.OB) today announced that Ms. Phyllis Farragut has been elected to their Board of Directors.  TWL Knowledge Group Inc., a subsidiary of TWL Corporation, is the developer of the world’s largest library of training and information content for business and government organizations.

Ms. Farragut is currently President and CEO of Admiral Communications/AV, a company she founded that provides specialty trade construction design, sales and installation of structured cabling, access control, CCTV, audiovisual equipment and security.

From 1987 - 1996 Ms. Farragut served as Executive Vice President/Chief Financial Officer of Westcott Communications, Inc., the company that later became TWL Corporation.  During her nine years with Westcott revenues grew from $8 million to $100 million per year.

Following the sale of Westcott in 1996, she became Chief Operating Officer/Chief Financial Officer of Claim Services Resource Group, Inc., a national outsourcing company that specialized in temporary personnel staffing in the healthcare industry.

In December 2001 Ms. Farragut negotiated the sale of the company to Perot Systems for $60 million.

Ms. Farragut is a graduate of Mississippi State University with a BS in Accounting, and is also a Certified Public Accountant.

About TWL Corporation (TWLP.OB) and its primary operating subsidiary TWL Knowledge Group, Inc.
TWL Knowledge Group, Inc. www.twlk.com  is a leading provider of integrated learning solutions for compliance, safety, emergency preparedness, continuing education and skill development in the workplace. Since 1986, TWL Knowledge Group, Inc. has met the training and education needs of more than 8 million professionals in the industrial, healthcare, fire & emergency, government, law enforcement and private security markets. The company produces and delivers education and workplace skills training content to organizations via global satellite television, the Internet and traditional media such as DVD, CD-ROM, and videotape.

The following are some of the products and respected brands under the umbrella of TWL Knowledge Group:
LETN™ - Law Enforcement Training Network
CBP-TV™ - Customs and Border Protection Television Network
FETN™ - Fire and Emergency Training Network
American Heat™
PULSE™
PSTN™ - Professional Security Training Network
Homeland One™
Trinity Healthforce Learning™
Health and Science Television Network™
SafeStart™ - Industrial and Healthcare

For more information, visit www.twlk.com

Contact
Sandra Williams
Media Relations
TWL Knowledge Group, Inc.
972.309.5925